Free Writing Prospectus

Dated October 17, 2018

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-12

$1.5bln CarMax Auto Owner Trust 2018-4 (CARMX 18-4)

JT-LEADS: BofAML(struc), CS, MUFG	Co-Mgrs: Miz,Scotia,TD,WF

Size Cl	$mm	Ratings WAL	S/F	EXP	LEGAL	BNCH	SPRD	YLD	CPN	$PRICE
A-1	297.000	0.30	A-1+/F1+	6/19	11/15/19	Int.L	+10		2.59198	100.00000
A-2A	453.000	1.23	AAA/AAA	9/20	2/15/22	EDSF	+20	3.131	3.11	99.99914
A-2B	70.000	1.23	AAA/AAA	9/20	2/15/22	1mL	+20			100.00000
A-3	468.000	2.71	AAA/AAA	6/22	9/15/23	IntS	+28	3.384	3.36	99.99908
A-4	104.970	3.86	AAA/AAA	10/22	2/15/24	IntS	+38	3.515	3.48	99.96571
B	42.210	3.98	AA/AA	10/22	5/15/24	IntS	+57	3.707	3.67	99.96800
C	35.430	3.98	A/A	10/22	7/15/24	IntS	+75	3.887	3.85	99.97843
D	29.390	3.98	BBB/BBB	10/22	4/15/25	IntS	+105	4.187	4.15	99.99669

INTEXNET bascaot184 Y264		www.dealroadshow.com= CARMX184

BILL & DELIVER	: BofAML	BBG TICKER	: CARMX 18-4
EXPECTED RATINGS	: S&P/Fitch	REGISTRATION	: SEC REGISTERED
EXPECTED SETTLE	: 10/24/18	FIRST PAY DATE	: 11/15/18
EXPECTED PRICING	: 10/17/18	PXG SPEED	: 1.3% ABS to 10% CALL
ERISA ELIGIBLE	: YES	DENOMS	: $5k/$1k

CUSIPS:

A-1:	14315E AA8
A-2A:	14315E AB6
A-2B:	14315E AH3
A-3:	14315E AC4
A-4:	14315E AD2
B:	14315E AE0
C:	14315E AF7
D:	14315E AG5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.